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                                                                    EXHIBIT 23.2


              [LETTERHEAD OF MILLER AND LENTS, LTD. APPEARS HERE]

                              March 30, 1998

Cross Timbers Royalty Trust
500 West Seventh Street
P.O. Box 1317
Fort Worth, TX 76102

     Re:   Cross Timbers Royalty Trust
           1997 Annual Report on Form 10-K

Gentlemen:

     The firm of Miller and Lents, Ltd., consents to the use of its name and to the use of its report dated March 25, 1998, regarding the Cross Timbers Royalty Trust Proved Reserves and Future Net Revenue as of January 1, 1998, in the 1997 Annual Report on Form 10-K.

     Miller and Lents, Ltd., has no interests in the Cross Timbers Royalty Trust or in any affiliated companies or subsidiaries and is not to receive any such interest as payment for such reports and has no director, officer, or employee otherwise connected with Cross Timbers Royalty Trust. We are not employed by Cross Timbers Royalty Trust on a contingent basis.

                              Yours very truly,

                              MILLER AND LENTS, LTD.


                              By     /s/ P.G. Von Tungeln
                                   ----------------------
                                    P.G. Von Tungeln
                                    Chairman